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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission file number:0-28811

                           VOTE POWER CORPORATION
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             (Exact Name of registrant as specified in its charter)


                           9018 Balboa Blvd. Ste. 534
                          Northridge, California 91325
                                 877-217-3633
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        Common Stock par value $0.01 per share
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               (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es)to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)       [ ]        Rule 12h-3(b)(1)(i)          [ ]
     Rule 12g-4(a)(1)(ii)      [X]*       Rule 12h-3(b)(1)(ii)         [X]
     Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(i)          [ ]
     Rule 12g-4(a)(2)(ii)      [ ]        Rule 12h-3(b)(2)(ii)         [ ]
                                          Rule 15d-6                   [ ]
*Rule 12g-4(a)(2)as amended.

Approximate number of holders of record as of the certification or notice date:
180

Pursuant to the requirements of the Securities Exchange Act of 1934, Vote Power Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 30, 2008

                                  VOTE POWER CORPORATION


                                  By: /s/ Inti Shaikh
                                  -------------------------------
                                  Inti Shaikh
                                  CEO